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EXHIBIT 23.1:
CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 24, 2000 relating to the financial statements and financial statement schedules of MICROS Systems, Inc., which appears in MICROS Systems, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2000 on the financial statements of the MICROS Systems, Inc. 401(k) Retirement Plan as of December 31, 1999 and 1998 and for the years then ended, which report is included in MICROS Systems, Inc.'s Annual Report on Form 11-K for the year ended December 31, 1999.


/s/PricewaterhouseCoopers LLP
-----------------------------

McLean, Virginia
February 16, 2001